Exhibit 3.1

VINEBROOK HOMES TRUST, INC.

FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

VineBrook Homes Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend and restate its charter as currently in effect and as hereinafter amended and restated.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended and restated:

ARTICLE I

INCORPORATOR

Brian Mitts, whose address is 300 Crescent Court, Suite 700, Dallas, Texas 75201, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on July 16, 2018.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

VINEBROOK HOMES TRUST, INC.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (as the term charter is defined in the Maryland General Corporation Law, as amended from time to time (the ”MGCL”)) (the “Charter”), the term “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, MD 21093. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium MD 21093. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is seven, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the MGCL. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Brian Mitts

James Dondero

Ed Constantino

Scott Kavanaugh

Art Laffer

Dana Sprong

Catherine Wood

Subject to (a) the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect one or more directors, (b) the provisions of the Amended and Restated Advisory Agreement, by and between the Corporation and NexPoint Real Estate Advisors V, L.P., as adviser, dated May 4, 2020, as the same may be amended and/or restated from time to time, and (c) any other contractual rights of third parties, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Except as provided in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. Notwithstanding the foregoing, in the event the Corporation is subject to the Maryland Control Share Acquisition Act, holders of shares of stock shall be entitled to exercise rights of an objecting stockholder under Section 3-708(a) of the MGCL, unless otherwise provided in the Bylaws.

Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation, or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section 5.5, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 5.5, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 5.6 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, net asset value of the Corporation, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and (a) in the event that none of the Corporation’s Common Stock (as defined below) is listed on a national securities exchange, the only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors, or (b) in the event that any of the Corporation’s Common Stock is listed on a national securities exchange, then only by the affirmative vote of holders of shares entitled to cast at least a majority of all of the votes entitled to be cast generally in the election of directors. For the purposes of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9 Adviser Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by the Charter or any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 5.10 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more directors of officers of the Corporation.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 500,000,000 shares of stock, consisting of 300,000,000 shares of Class A common stock, $0.01 par value per share (“Class A Common Stock”), 100,000,000 shares of Class I common stock, $0.01 par value per shares (“Class I Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 100,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which 16,000,000 shares are classified and designated as the 6.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Corporation having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions set forth in Exhibit A attached hereto which is incorporated herein by reference and made a part hereof. The aggregate par value of all authorized shares of stock having par value is $5,000,000. If shares of one class of stock are classified or reclassified into shares of another class of stock in accordance with this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote per share on all matters upon which stockholders of the Corporation are entitled to vote, and each share of Common Stock shall be identical in all respects and shall entitle the holder thereof to the same rights and privileges with respect thereto (including, without limitation, rights to receive any dividends and other distributions upon liquidation, dissolution or otherwise). The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.,

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time into one or more classes or series of stock.

Section 6.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all shares of stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

Section 6.7 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.7 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

Section 6.8 Repurchase of Shares. The Board of Directors may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases shares from its stockholders; provided, however, that such repurchase does not impair the capital or operations of the Corporation. Neither the Adviser, nor any member of the Board of Directors or any affiliate thereof may receive any fees arising out of the repurchase of shares by the Corporation.

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES OF STOCK

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of Texas or the State of New York are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by this Article VII or by the Board of Directors pursuant to Section 7.2.7.

Initial Date. The term “Initial Date” shall mean the initial date upon which the outstanding shares of Capital Stock of the Corporation are Beneficially Owned by at least 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock the fair market value of the Capital Stock, as determined by the Board of Directors.

Permitted Transfers. The term “Permitted Transfers” shall mean Transfers (a) by the holder to the Corporation; (b) in connection with a transfer to an unaffiliated third party pursuant to a merger, consolidation, stock-for-stock exchange, tender offer or similar transaction; (c) to a family member or a controlled entity for bona fide estate planning purposes; and (d) by a trust to the trust’s beneficiaries. Transfers under clauses (b), (c) and (d) shall be subject to the transferee agreeing to be bound by the restrictions on transfer in this Article VII.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.9:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iv) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii) or (iv),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of

Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request in good faith in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s status as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors may determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.2.7 Exceptions.

(a) Subject to Section 7.2.1(a)(ii) and (iv), the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Corporation obtains such representations and undertakings from such Person as are reasonably necessary (as determined by the Board of Directors) for the Board of Directors to determine that:

(i) no individual’s Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii) or (iv); and

(ii) such Person does not and will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant shall not be treated as a tenant of the Corporation if the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT).

Any violation or attempted violation of any such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter or placement agent that participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be.

Section 7.2.8 Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock.

Section 7.2.9 Legend. Each certificate for shares of Capital Stock, if certificated, or the notice in lieu of a certificate shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code); and (v) no Person may Beneficially Own or Constructively Own shares of Capital Stock that could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” under Section 897(h)(4)(B) of the Code. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation in writing. If any of the restrictions on transfer or ownership provided in (i), (ii), (iii) or (v) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restriction provided in (iv) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings given to them in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate or notice may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the

Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for, or in respect of, such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 7.4 Lock-Up Agreements. In connection with the Corporation’s initial public offering of any equity securities of the Corporation pursuant to a registration statement under the Securities Act, each holder of Common Stock or Preferred Stock who is a holder of such Common Stock or Preferred Stock immediately prior to the time of such initial public offering shall be bound by, and shall execute and deliver, a Lock-Up Agreement in the form of the same otherwise executed by the officers and directors of the Corporation, if determined or requested by the Board of Directors. Upon the listing of any of the Corporation’s Common Stock or Preferred Stock of any class or series on a national securities exchange, this Section 7.4 shall no longer apply to such Common Stock or Preferred Stock; provided that this provision will not affect the validity of any Lock-Up Agreements entered into by such holders of Common Stock or Preferred Stock pursuant to this Section 7.4.

Section 7.5 Prohibitions on Transfer. Effective as of November 1, 2018, except for Permitted Transfers or Transfers otherwise permitted by the Charter (as in effect from time to time) or Bylaws, for so long as the Advisory Agreement is in effect, no holder of Common Stock or Preferred Stock may Transfer shares of Common Stock or Preferred Stock without the prior written consent of the Corporation, which consent can only be withheld if, in the reasonable judgment of the Corporation, such Transfer would result in violations under applicable federal or state securities laws. This Section 7.5 shall not apply to any Common Stock or Preferred Stock of any class or series listed on a national securities exchange.

Section 7.6 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.7 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 7.8 Successors and Assigns. The provisions of this Article VII shall be binding on any successors or assigns of any holder of Common Stock or Preferred Stock.

Section 7.9 Listing Exchange Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Section 5.1, Section 5.8, Section 7.4 or Section 7.5 of the Charter and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.1, Section 5.8, Section 7.4 or Section 7.5 or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast two-thirds of all the votes entitled to be cast on the matter; provided that, upon the listing of any of the Corporation’s Common Stock on a national securities exchange, any amendment to Section 7.4 or Section 7.5 shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendments to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Section 5.1 of Article V of the foregoing amendment and restatement of the Charter.

SEVENTH: The total number of shares of stock which the Corporation has authority to issue is not increased by the foregoing amendment and restatement of the Charter.

EIGHTH: The undersigned Chief Financial Officer, Assistant Secretary and Treasurer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer, Assistant Secretary and Treasurer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Financial Officer, Assistant Secretary and Treasurer and attested to by its Executive Vice President, Chief Investment Officer and Secretary on this          day of      , 2021.

ATTEST:		VineBrook Homes Trust, Inc.

By:		By:
Name:	Matt McGraner	Name:	Brian Mitts
Title:	Executive Vice President, Chief Investment Officer and Secretary	Title:	Chief Financial Officer, Assistant Secretary and Treasurer

EXHIBIT A

VINEBROOK HOMES TRUST, INC.

Terms and Conditions of the 6.50% Series A Cumulative Redeemable

Preferred Stock

Section 1. Designation and Number. A series of Preferred Stock, designated the 6.50% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), is hereby established. The par value of the Series A Preferred Stock is $0.01 per share. The number of authorized shares of Series A Preferred Stock shall be 16,000,000.

Section 2. Rank. The Series A Preferred Stock, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, shall rank (a) senior to all classes or series of Common Stock, and any other class or series of Capital Stock issued in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on a parity with any class or series of Capital Stock, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Parity Preferred Stock”); and (c) junior to any class or series of Capital Stock,

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the terms of which expressly provide that it ranks senior to the Series A Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (the “Senior Stock”), and to all existing and future debt obligations of the Corporation and to the indebtedness and other liabilities of the Corporation’s existing subsidiaries and any future subsidiaries. The term “Capital Stock” does not include convertible or exchangeable debt securities.

Section 3. Dividends.

(a) Subject to the preferential rights of the holders of Senior Stock with respect to priority of dividend payments, holders of shares of Series A Preferred Stock are entitled to receive, when, as and if authorized by the Board (or a duly authorized committee of the Board) and declared by the Corporation, out of funds legally available for the payment of dividends, as determined by the Board (or a duly authorized committee of the Board), preferential cumulative cash dividends. From the date of original issue of the Series A Preferred Stock (or the date of issue of any Series A Preferred Stock issued after such original issue date) (the “Original Issuance Date”) the Corporation shall pay cumulative cash dividends on the Series A Preferred Stock at the rate of 6.50% per annum of the $25.00 liquidation preference per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) plus the amount of previously accrued and unpaid dividends on the Series A Preferred Stock. Dividends on the Series A Preferred Stock shall accrue and be cumulative from (and including) the Original Issuance Date or, with respect to any accrued dividends that have been paid in cash, the end of the most recent Dividend Period (as defined below) for which dividends on the Series A Preferred Stock have been paid in cash and shall be payable quarterly in arrears on January 10, April 10, July 10 and October 10 of each year or, if such date is not a Business Day, on the next succeeding Business Day, with the same force and effect as if paid

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on such date (each, a “Dividend Payment Date”) and the first Dividend Payment Date will be January 11, 2021. A “Dividend Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed or otherwise acquired by the Corporation). Dividends will be prorated for partial quarters. Any dividend payable on the Series A Preferred Stock for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record of the Series A Preferred Stock as they appear in the stock records of the Corporation at the close of business on the 25th day of the month preceding the applicable Dividend Payment Date, i.e., December 25, March 25, June 25 and September 25 (each, a “Dividend Record Date”).

(b) No dividends on shares of Series A Preferred Stock shall be authorized by the Board (or a duly authorized committee of the Board) or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing Section 3(b), dividends on the Series A Preferred Stock shall accrue and, to the extent not paid in cash, compound quarterly on the last day of each Dividend Period, whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board (or a duly authorized committee of the Board) or declared by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in

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respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series A Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative and compounded dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Preferred Stock, nor shall any shares of Junior Stock or Parity Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of Junior Stock or Parity Preferred Stock) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series A Preferred Stock, Junior Stock or Parity Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT or (iii) the purchase of shares of Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock). Holders of shares of Series A Preferred Stock shall not be

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entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative and compounding dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Section 4. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities, a liquidation preference of $25.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), plus an amount equal to any accrued and unpaid dividends (whether or not earned, authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series A Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series A Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series A Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series A Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective

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addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock.

Section 5. Redemption.

(a) Except as set forth in this Section 5(a) and Section 5(b) hereof, the Series A Preferred Stock shall not be redeemable by the Corporation prior to the third anniversary of the date of original issuance of the shares of Series A Preferred Stock (the “Third Anniversary”). However, in order to ensure that the Corporation remains qualified as a REIT under Section 856 of the Code, the Series A Preferred Stock shall be subject to the provisions of Section 7.2 of the Charter. Pursuant to Section 7.2 of the Charter, and without limitation of any provisions of such Section 7.2, the Series A Preferred Stock, together with all other Capital Stock, owned by a stockholder in excess of the Aggregate Stock Ownership Limit shall automatically be transferred to a Trust for the benefit of one or more Charitable Beneficiaries and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price of Series A Preferred Stock shall equal the $25.00 liquidation preference per share (subject to

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appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), plus the amount of previously accrued and unpaid dividends on the Series A Preferred Stock. Notwithstanding the first sentence of this Section 5(a), the Corporation may, at its option, redeem the outstanding shares of Series A Preferred Stock, in whole or from time to time, in part, once the aggregate distributions paid to the holders of Series A Preferred Stock result in a multiple on invested capital with respect to each share of Preferred Stock equaling at least (i) the $25.00 liquidation preference per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) plus (ii) an amount equal to three times the preferential cumulative cash dividend set forth in Section 3 hereof, such sum of (i) and (ii) divided by the $25.00 liquidation preference per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (e.g., ($25.00 + ($25.00 x 19.5%)) ÷ $25.00). If the Corporation calls for redemption any shares of Series A Preferred Stock pursuant to and in accordance with the prior sentence of this Section 5(a), then the redemption price for such shares shall be an amount in cash equal to $25.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), plus the amount of all accrued and unpaid dividends on the Series A Preferred Stock (whether or not declared) to but excluding the date fixed for redemption, without interest.

(b) Upon the occurrence of a Change of Control (as defined below), the Corporation may at its option redeem for cash the outstanding shares of Series A Preferred Stock, in whole or from time to time, in part, at a redemption price equal to the $25.00 liquidation preference per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), plus the amount of all accrued and unpaid dividends on the Series A Preferred Stock (whether or not

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declared) to but excluding the date fixed for redemption, which must be within 120 days after the date on which such Change of Control occurred (the “Redemption Date”) regardless of whether the multiple on invested capital described in Section 5(a) has been achieved. Any notice sent with respect to a redemption upon a Change of Control shall include the following: (i) a description of the transaction or transactions that constitute the Change of Control; and (ii) that the Series A Preferred Stock shall be redeemed on the date specified in the notice. For purposes of this Section, “Change of Control” shall mean (x) a merger or consolidation of the Corporation with or into any other business entity (except one in which the holders of Capital Stock or other equity interests of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding voting securities of the surviving entity), (y) the acquisition by any person or any group of persons (other than the Corporation or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of Capital Stock or other equity interests of the Corporation as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting securities of the Corporation, or (z) an underwritten equity offering by the Corporation for its own account and if not previously listed that includes a listing of the Common Stock for trading on the New York Stock Exchange, NYSE American, NASDAQ Stock Exchange, or any other national securities exchange.

(c) On and after the Third Anniversary, the Corporation may, at its option, redeem the outstanding shares of Series A Preferred Stock, in whole or in part, from time to time, at a redemption price equal to the $25.00 liquidation preference per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), plus the amount of all accrued and unpaid dividends on the Series A Preferred Stock (whether or not declared) to but excluding the Redemption Date.

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(d) The Redemption Date shall be selected by the Corporation and shall be no less than 30 days and no more than 60 days after the date on which the Corporation sends the notice of redemption.

(e) On the seventh anniversary of original issuance of the shares of Series A Preferred Stock (the “Mandatory Redemption Date”), the Corporation shall at its option (i) redeem all the outstanding shares of Series A Preferred Stock in cash on the Mandatory Redemption Date at a redemption price equal to the $25.00 liquidation preference per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), plus the amount of all accrued and unpaid dividends on the Series A Preferred Stock (whether or not declared) to but excluding the Mandatory Redemption Date or (ii) effect a Listing Event (such redemption or effecting of a Listing Event, the “Mandatory Redemption”). The Mandatory Redemption Date may be extended with the consent of the holders of 60% of the outstanding shares of Series A Preferred Stock, subject to approval by the Board in its sole discretion. The Corporation shall not be required to set aside funds to redeem the Series A Preferred Stock. If the Corporation fails to redeem the Series A Preferred Stock or effect a Listing Event on or before the Mandatory Redemption Date (as may be extended), and such failure remains uncured by the Corporation for a period of nine months following the Mandatory Redemption Date (a “Failed Redemption”), (i) the number of directors shall be automatically increased to such number as is necessary to enable the holders of the Series A Preferred Stock to fill such vacancies and elect a majority of the members of the Board, and (ii) the Corporation shall schedule a special meeting of the holders of the then outstanding shares of Series A Preferred Stock for the sole purpose of electing a majority of the Board (the “Series A Special Meeting”) to be held no later than 120 days after the Failed Redemption. The holders of the Series A Preferred Stock shall follow the procedures set forth in Article II Section 11 of the Amended and Restated Bylaws of the Corporation with respect to nominations of individuals for election to the Board, except

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notice required for such nomination shall not be earlier than 90 days prior to the Series A Special Meeting or later than 60 days prior to such Series A Special Meeting. A plurality of all the votes cast at the Series A Special Meeting duly called and at which a quorum is present shall be sufficient to elect the directors to fill the vacancies on the Board created pursuant to this Section 5(e). If at any time following a Failed Redemption, the Corporation completes the Mandatory Redemption, the terms of any and all directors elected by the holders of Series A Preferred Stock pursuant to this Section 5(e) shall automatically expire immediately following such Mandatory Redemption and the number of directors shall be automatically decreased by a corresponding number. “Listing Event” means, if at least $200 million of the Series A Preferred Stock is outstanding and the Corporation has a BBB- rating or higher from the Rating Company at the time of listing, the Corporation lists the Series A Preferred Stock on the New York Stock Exchange, NYSE American, NASDAQ Stock Exchange, or any other national securities exchange. Further, if the Corporation fails to redeem the Series A Preferred Stock or effect a Listing Event on or before the Mandatory Redemption Date (as may be extended) (until such redemption or effecting of a Listing Event occurs, a “Mandatory Redemption Default”) then:

(i) as of the date of the occurrence of the Mandatory Redemption Default to, but not including, the date on which such Mandatory Redemption Default is no longer continuing (as evidenced by notice to the holders of shares of Series A Preferred Stock, which may be by press release, of either the Corporation redeeming the Series A Preferred Stock or effecting a Listing Event), the cash dividend rate per annum to be paid on the Series A Preferred Stock will increase by 50 basis points (notwithstanding Section 11, if the Corporation has a rating lower than BBB- from the Rating Company after the Mandatory Redemption Date, the maximum the dividend rate per annum will increase is 50 basis points); and

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(ii) the Corporation shall promptly, and in any event within 20 Business Days after a Mandatory Redemption Default has occurred, notify the holders of shares of Series A Preferred Stock, which may be by press release, that a Mandatory Redemption Default has occurred, which notice will confirm the effective date of the Mandatory Redemption Default and that the cash dividend rate per annum will be increased as set forth in subclause (i) above in consequence thereof.

(f) If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 5, the Corporation shall select those shares to be redeemed pro rata.

(g) Notice as to the redemption of any shares of Series A Preferred Stock pursuant to this Section 5 shall be given through the facilities of the Depository Trust Company (“DTC”), to each such record holder of such shares of Series A Preferred Stock in accordance with customary procedures of DTC. No failure to give such notice or any defect therein shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(h) Any notice of redemption shall state: (i) the Redemption Date; (ii) a calculation of the redemption price payable on the Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described in Section 3 hereof; and (iii) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue on such Redemption Date. If less than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

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(i) Unless the Corporation defaults in the payment of the redemption price, if notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock called for redemption, then, from and after the Redemption Date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate. The redemption price for the Series A Preferred Stock called for redemption shall become due on the date fixed for redemption. No further action on the part of the holders of such shares shall be required.

(j) Subject to applicable law and the Charter, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

Section 6. Voting Rights.

(a) Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 6 and as set forth in Section 5(e), Section 7 and Section 11(a). So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series A Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock, and the holders of any other classes or series of Capital Stock shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of the Charter, including the terms of the Series A Preferred Stock, that equally affects the terms of the Series A Preferred Stock and any Parity Preferred

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Stock upon which like voting rights have been conferred, the holders of shares of Series A Preferred Stock and such Parity Preferred Stock (voting together as a single class) also shall have the exclusive right to vote on any amendment, alteration or repeal of the Charter, including the terms of the Series A Preferred Stock, that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock and such Parity Preferred Stock, and the holders of any other classes or series of Capital Stock shall not be entitled to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal shall require the affirmative vote or consent of the holders entitled to cast two-thirds of the votes entitled to be cast by the holders of Series A Preferred Stock and such Parity Preferred Stock issued and outstanding at the time, voting together as a single class, with each share of Series A Preferred Stock and such Parity Preferred Stock entitled to one vote for each $25.00 of liquidation preference.

(b) The holders of the Series A Preferred Stock may take action or consent to any action by providing a consent in writing or by electronic transmission of the holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of holders of the Series A Preferred Stock at which all stockholders entitled to vote on the action were present and voted if the Corporation gives notice of the action to each holder of the Series A Preferred Stock not later than 10 days after the effective time of the action.

Section 7. Restrictions on New Issuances. Unless the (i) holders of a majority of the shares of Series A Preferred Stock then outstanding consent, or (ii) indebtedness is being incurred or an additional class or series of preferred equity of the Corporation is being issued in connection with a full redemption of the Series A Preferred Stock in accordance with Section 5, the Corporation may not: (a) issue a new class, or issue any additional shares of any existing class, of Senior Stock, (b)(i) incur any additional indebtedness or (ii) issue additional Parity Preferred Stock, solely with respect to subclauses (b)(i) and (b)(ii), if, after such incurrence or

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issuance, the aggregate principal amount of long-term indebtedness and dividends on each existing class or series of the Corporation’s Parity Preferred Stock would be greater than 75% of the gross value of the assets of the Corporation and its subsidiaries (such ratio, the “Senior Capital Leverage Ratio”). Subject to compliance with the immediately preceding sentence, the Corporation may, without consent of the holders of the Series A Preferred Stock then outstanding, issue additional shares of Series A Preferred Stock. The Corporation shall determine the values of all of its and its subsidiaries’ assets (including all real estate assets) in its good faith reasonable judgment, which may include (but is not required to include) input from third party valuation experts.

Further, if at any time a Senior Capital Leverage Ratio Default occurs, then:

(i) as of the date of the occurrence of the Senior Capital Leverage Ratio Default to, but not including, the date on which such Senior Capital Leverage Ratio Default is no longer continuing (as evidenced by notice to the holders of the Series A Preferred Stock, which may be by press release of any Senior Capital Leverage Ratio necessary to cure such Senior Capital Leverage Ratio Default), the cash dividend rate per annum to be paid on the Series A Preferred Stock will increase by 50 basis points;

(ii) the Corporation shall promptly, and in any event within 20 Business Days after a Senior Capital Leverage Ratio Default has occurred, notify the holders of the Series A Preferred Stock, which may be by press release, that a Senior Capital Leverage Ratio Default has occurred, which notice will confirm the effective date of the Senior Capital Leverage Ratio Default and that the cash dividend rate per annum will be increased as set forth in this Section 7 in consequence thereof; and

(iii) “Senior Capital Leverage Ratio Default” means the Corporation’s Senior Capital Leverage Ratio exceeds 75%.

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Section 8. Restrictions on Transfer and Ownership of Series A Preferred Stock. The Series A Preferred Stock constitutes Capital Stock and, as such, shall be subject to all of the provisions of Article VII of the Charter applicable to Capital Stock.

Section 9. Conversion. The Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation.

Section 10. Status of Redeemed or Repurchased Series A Preferred Stock. All shares of Series A Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.

Section 11. Rating of the Series A Preferred Stock.

(a) The Corporation must maintain a BBB- rating or higher from the Rating Company, unless holders of a majority of the shares of Series A Preferred Stock determine that the Corporation is no longer required to maintain such a rating for the Series A Preferred Stock or the Corporation is unable to engage a ratings agency that will provide a rating to the Series A Preferred Stock. “Rating Company” means Egan Jones Rating Company or, if at any time Egan Jones Rating Company is unable or no longer provides a rating with respect to the Series A Preferred Stock, any other rating agency from which the Corporation will use its reasonable best efforts to obtain a rating of the Series A Preferred Stock.

(b) If at any time a Rating Default occurs, then:

(i) as of the date of the occurrence of the Rating Default to, but not including, the date on which such Rating Default is no longer continuing (as evidenced by the receipt by the Corporation, and notice to the holders of the Series A Preferred Stock, which may be by press release of any rating necessary to cure such Rating Default), the cash dividend rate per annum to be paid on the Series A Preferred Stock will increase by 25 basis points;

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(ii) the Corporation shall promptly, and in any event within 20 Business Days after a Rating Default has occurred, notify the holders of the Series A Preferred Stock, which may be by press release, that a Rating Default has occurred, which notice will confirm the effective date of the Rating Default and that the cash dividend rate per annum will be increased as set forth in subclause (b)(i) in consequence thereof; and

(iii) “Rating Default” means the rating of the Series A Preferred Stock falls below a BBB- rating. For the avoidance of doubt, a Rating Default will not occur or be occurring if the holders of the Series A Preferred Stock determine that the Corporation no longer needs to maintain a rating for the Series A Preferred Stock or the Company is unable to engage a rating agency to provide a rating for the Series A Preferred Stock.

Section 12. Fixed Charge Coverage Ratio.

(a) The Corporation must maintain a fixed charge coverage ratio (“FCCR”) of 1.10x or higher as of the last day of each fiscal quarter.

(b) “FCCR” means Cash Flow Before Debt Service for the four consecutive fiscal quarter period ending on the calculation date divided by the total of the Corporation’s consolidated debt service plus preferred payments for the four consecutive fiscal quarter period ending on the calculation date. For the avoidance of doubt, preferred payments will not include payments on preferred units of the Corporation’s operating partnership, VineBrook Homes Operating Partnership, L.P., that track preferred stock of the Corporation.

(c) “Cash Flow Before Debt Service” means for any fiscal quarter, the Corporation’s total revenue on a consolidated basis less (i) the Corporation’s total operating expenses on a consolidated basis, (ii) recurring capital expenditures of $87.50 per home owned (directly or indirectly) by the Corporation as of the last day of the fiscal quarter and (iii) the Corporation’s total general and administrative expenses on a consolidated basis.

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(d) If at any time a FCCR Default occurs, then:

(i) as of the date of the occurrence of the FCCR Default to, but not including, the date on which such FCCR Default is no longer continuing (as evidenced by notice to the holders of the Series A Preferred Stock, which may be by press release, of a FCCR necessary to cure such FCCR Default), the cash dividend rate per annum to be paid on the Series A Preferred Stock will increase by 50 basis points;

(ii) the Corporation shall promptly, and in any event within 20 Business Days after a FCCR Default has occurred, notify the holders of the Series A Preferred Stock, which may be by press release, that a FCCR Default has occurred, which notice will confirm the effective date of the FCCR Default and that the cash dividend rate per annum will be increased as set forth in subclause (d)(i) in consequence thereof; and

(iii) “FCCR Default” means the FCCR falls below 1.10x as of the last day of a fiscal quarter.

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